                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Power 3 Medical Products, Inc. on Form SB-2 of our report, dated July 26, 2004, except for Notes 1, 3, 8, 11, 12, 13 and 16 as to which the date is November 12, 2004, with respect to the financial statements of Advanced Bio/Chem, Inc., now known as Industrial Enterprises of America, Inc., appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Fitts, Roberts & Co., P.C.

Houston, Texas
January 21, 2005